Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com
Gevo Reports First Quarter 2023 Financial Results
Gevo to Host Conference Call Today at 4:30 p.m. ET
ENGLEWOOD, Colo. – May 10, 2023 - Gevo, Inc. (NASDAQ: GEVO) ("Gevo", the "Company", "we", "us" or "our") today announced financial results for the first quarter of 2023 and recent corporate highlights.
Recent Corporate Highlights
•On May 5, 2023, Gevo entered into a Technology Access Agreement with Phillips 66 and ADM pursuant to which Gevo waived its exclusivity rights to Axens technology to allow Phillips 66 and ADM to evaluate and potentially license Axens technology for use in the production of sustainable aviation fuel (“SAF”) that could result in payments of up to $125 million to Gevo if certain conditions are met.
•On April 10, 2023, Gevo entered into a joint development agreement with LG Chem, Ltd. ("LG"), a leading global chemical company committed to producing sustainable products, to develop bio-propylene for the production of renewable chemicals using Gevo's Ethanol-to-Olefins ("ETO") technology.
•Gevo entered into a joint development framework agreement with Southwest Iowa Renewable Energy (SIRE) to measure, report and verify carbon intensity ("CI") through the entire value chain by utilizing Verity Carbon Solutions ("VCS").
•As a component of Gevo's Net-Zero 1 Project ("NZ1"), Gevo recently finalized a hydrogen development services agreement with Zero6 Energy (formerly Juhl Energy) for the development of a 20-megawatt hydrogen production facility in Lake Preston, South Dakota using Cummins electrolyzer technology.
2023 First Quarter Financial Highlights
•Ended the quarter with cash, cash equivalents, restricted cash and marketable securities of $452.9 million compared to $482.8 million as of the end of Q4 2022.
•Revenue of $4.1 million for the quarter primarily consists of renewable natural gas ("RNG") and environmental attribute sales from Gevo's RNG project, as well as some miscellaneous isooctane sales and compares to $0.2 million in Q1 2022
•Loss from operations of $20.9 million for the quarter compared to $16.0 million in Q1 2022
•Non-GAAP cash EBITDA loss1 of $11.6 million for the quarter compared to $10.3 million in Q1 2022
•Net loss per share of $0.07 for the quarter compared to $0.08 in Q1 2022
Management Comment
Commenting on the first quarter of 2023 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said "We are pleased to announce the agreement with ADM and Phillips 66. This is another example of
1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

Gevo's commitment to further the development of SAF production facilities. We believe that this agreement with ADM and Phillips 66 provides ongoing affirmation of Gevo's selection of Axens as its technology partner. Of course, we believe that Axens' technology is proven and ready for scale and that the agreement demonstrates our leadership in the support of the development of SAF production facilities. We intend to support the development and commercialization of other projects in a similar way."

Dr. Gruber continued, “We continue to have discussions with potential equity partners for NZ1, and we are working through the Department of Energy’s loan guarantee program process. We believe that the DOE loan guarantee program offers the best lending rates and terms available for NZ1. It is in stockholders’ best interest to pursue the lowest cost debt available, that is, the DOE loan guarantee. The trade-off, however, is a longer process that will likely delay the financial close of NZ1. We continue to advance the development of our projects with a focus on getting them ready for financial close utilizing third party equity partners. The sustainable aviation fuel plant design that we are pioneering for NZ1, and related-equipment, are designed to be copied for other sites. As a project developer, we want to be positioned to bring multiple projects forward for investment as they mature and when the overall financial markets settle down and become less volatile. Finally, part of our business model is to be a licensor/enabler of large capital deployment projects that we expect will earn us fees and royalties, similar to the agreement we recently entered into with ADM and P66. We have a strong balance sheet and intend to use it for projects and enabling deals that can bring in revenue sooner, rather than later. The banking crisis combined with the uncertainty around federal regulatory treatment of renewables within the Inflation Reduction Act means that we must act prudently with respect to expenditures and development of our NZ1 project and other projects."
LG Joint Development Agreement
Under the terms of the joint development agreement with LG, Gevo will provide the core ETO enabling technology that it has developed for renewable olefins to be produced from low-carbon ethanol and together the parties will collaborate to accelerate the pilot research, technical scale-up, and commercialization of bio-propylene. In addition to the technical joint development aspects, the agreement includes a combination of direct payments to Gevo beginning in 2023, commercial licensing terms and potential options for the parties to form a joint venture if the research and development activities prove successful. Gevo believes that the joint development agreement with a company as large and as well-respected as LG demonstrates the strength of Gevo’s capabilities and its ability to develop technologies with a low-carbon footprint.

According to an industry source, bio-based plastic production in 2022 marked 4.5 million tons, with an expected compound annual growth rate of 14% up until 2027. Bio-propylene can be used as an eco-friendly raw material for various plastic products and is expected to play a pivotal role in the rapid growth of the bioplastic market. Once bio-propylene is developed, products based on fossil fuels, such as automobile interiors and exteriors, flooring and diapers, can be entirely replaced and produced with bio-based raw materials. Furthermore, compared to the existing products in the marketplace, significant carbon reductions are expected using Gevo’s ETO technology with a potentially negative carbon footprint.
Net-Zero Projects
Due to high demand for sustainable aviation fuel and Gevo's need to develop multiple sites to satisfy existing supply agreements, the engineering and design focus has shifted to maximizing the modularization of Gevo's SAF plants. These modules can be constructed in locations where the labor is readily available and then transported to the final production site location for assembly. This should enable the construction of multiple, modular SAF plants simultaneously while reducing the risks around geographical labor tightness. This modularization approach requires more rigorous up-front engineering and design and takes more time on the front end; however, it is expected to lead to more efficient deployment. The NZ1 project development is proceeding and engineering work for NZ1 continues with the goal of bringing the project to a maturity level where it can close with third party project investment. Based on current information, the installed cost for NZ1 is currently forecasted to be approximately $850 million, excluding certain contingencies and financing costs. Upon receiving an invitation from the U.S. Department of Energy ("DOE"), we submitted the Part Two Application for a DOE loan guarantee for a direct lending from the Federal Financing Bank. The DOE guarantee lending facility is expected to offer the lowest cost of debt for the project. As we pursue this route to debt financing, we are working with our contractors to reduce our projected spending prior to financial close from our originally projected range of $100 million to $200 million.

In order to achieve full construction financing for NZ1, we need to secure third-party equity and debt. Given the current interest rate environment and general macroeconomic conditions, a DOE-guaranteed loan is our most attractive debt option. We expect that obtaining a DOE-guaranteed loan will have the benefit of reducing the overall amount of equity required to finance NZ1 and should result in higher project equity returns for investors which should increase the likelihood of Gevo successfully financing NZ1. However, the DOE loan application process is expected to carry into 2024.
We expect that our NZ1 plant start-up date will occur twenty-four to thirty months after the financing of NZ1 closes, the timing of which is uncertain. In parallel with the DOE-guaranteed loan process, we continue to explore financing NZ1 without the benefit of the DOE-guaranteed loan.

We are evaluating and performing early site development work at several sites in the U.S. for our second Net-Zero Project ("NZ2"). We are also pursuing potential Net-Zero Projects with several existing ethanol production facilities. Existing ethanol plants need to be decarbonized to an appropriate level with renewable energy or de-fossilized energy and/or carbon sequestration. Gevo has developed a preferred list of potential partners and sites with decarbonization in mind and is engaged in preliminary feasibility and development discussions with several of these potential partners. The advantage of developing these opportunities is that we expect to use the SAF plant designed for NZ1. There are also several greenfield sites where we could build a SAF plant and then transport ethanol as feedstock. We plan to give priority to existing industrial plant sites that have attractive potential economics and high predictability of timeline for decarbonization.

First Quarter 2023 Financial Results
Operating revenue. During the three months ended March 31, 2023, operating revenue increased $3.8 million compared to the three months ended March 31, 2022, primarily due sales of natural gas from our RNG Project. During the three months ended March 31, 2023, we sold 63,846 MMBtu of RNG from our RNG Project, resulting in natural gas commodity sales of $0.1 million and environmental attribute sales of $3.5 million, as well as $0.4 million of isooctane.

Cost of production. Cost of production increased $1.3 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the costs related to RNG production and sales, partially offset by lower costs from minimal production at our facility in Luverne, Minnesota (the "Luverne Facility") before it was put into care and maintenance.

Depreciation and amortization. Depreciation and amortization increased $3.1 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to additional depreciation for RNG assets placed into service in 2022 and accelerated depreciation on Agri-Energy segment assets due to shorter lives stemming from the impairment assessment during the third quarter of 2022.

Research and development expense. Research and development expense remained flat during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, an increase in patent and personnel related costs, as well as lab work and supplies related to our ETO and other technologies was offset by a reduction of consulting expenses.

General and administrative expense. General and administrative expense increased $1.4 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to increases in personnel costs related to hiring of highly qualified and skilled professionals for our strategic projects, including NZ1 and NZ2 projects, as well as VCS and DOE programs. An additional contributor to the increase was non-cash stock-based compensation and professional consulting fees.

Project development costs. Project development costs are related to our future Net-Zero Projects and VCS which consist primarily of employee expenses, preliminary engineering and technical consulting costs. Project development costs increased $1.9 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to increases in personnel costs, consulting, and professional fees.

Facility idling costs. Facility idling costs of $1.0 million for the three months ended March 31, 2023, is related to the care and maintenance of our Luverne Facility. We plan to utilize the Luverne Facility as a development scale plant to advance our technology and operational knowledge to help us in achieving operational success as we scale up the production and delivery of hydrocarbons and chemical products for our customers and partners.

Loss from operations. Our loss from operations increased by $4.9 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the increased activities for our Net-Zero Projects and VCS. See explanations for each line item above.

Interest expense. Interest expense increased $0.5 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the interest on the 2021 Bonds, which was capitalized into construction in process during the construction phase of our RNG Project in the prior periods.

Investment income. Investment income increased $2.8 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to higher interest earned on our cash equivalent investments as a result of higher interest rates.

Other income. Other income increased $0.7 million for the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to higher interest earned on our restricted cash balances as a result of higher interest rates.
During the three months ended March 31, 2023, net cash used for operating activities was $19.4 million compared to $12.5 million for the three months ended March 31, 2022. Non-cash charges primarily consisted of stock-based compensation expense of $4.7 million, depreciation and amortization of $4.6 million and other non-cash expense of $0.2 million, partially offset by non-cash amortization of discounts on marketable securities of $0.1 million. The net cash outflow from changes in operating assets and liabilities increased $7.4 million, primarily due to increased cash outflows of $10.5 million in prepaid expenses and other current assets due to deposits to secure long-lead equipment power transmission and distribution facilities for NZ1, and $1.2 million related to increases in accounts receivable primarily due to higher sales of environmental attributes. These were partially offset by $1.6 million of decreased costs associated with the sale of environmental attribute inventory and $2.7 million of accounts payable.
Webcast and Conference Call Information
Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and John Richardson, Director of Investor Relations. They will review Gevo’s financial results and provide an update on recent corporate highlights.
To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BI5f6929e849584d6e81df9a6c8c4fa73e. After registering, participants will be provided with a dial-in number and pin.
To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/s7psc2z4.
A webcast replay will be available two hours after the conference call ends on May 10, 2023. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.
About Gevo
Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.
Learn more at Gevo’s website: www.gevo.com
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the timing of our NZ1 project, the agreement with ADM and Phillips 66, including any payments that Gevo might receive in connection with the agreement, the agreement with LG, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2022 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information
This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.
Condensed Consolidated Balance Sheets Information
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$342,283	$237,125
Marketable securities	32,897	167,408
Restricted cash (current)	1,032	1,032
Trade accounts receivable, net	855	476
Inventories	4,355	6,347
Prepaid expenses and other current assets	4,985	3,034
Total current assets	386,407	415,422
Property, plant and equipment, net	183,862	176,872
Restricted cash (non-current)	76,736	77,219
Operating right-of-use assets	1,285	1,331
Finance right-of-use assets	217	219
Intangible assets, net	7,400	7,691
Deposits and other assets	32,787	21,994
Total assets	$688,694	$700,748
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$24,931	$24,760
Operating lease liabilities (current)	421	438
Finance lease liabilities (current)	59	79
Loans payable (current)	152	159
Total current liabilities	25,563	25,436
2021 Bonds payable, net	67,408	67,223
Loans payable (non-current)	126	159
Operating lease liabilities (non-current)	1,392	1,450
Finance lease liabilities (non-current)	184	183
Other liabilities (non-current)	560	820
Total liabilities	95,233	95,271
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 237,261,164 and 237,166,625 shares issued and outstanding at March 31, 2023, and December 31, 2022, respectively.	2,373	2,372
Additional paid-in capital	1,264,203	1,259,527
Accumulated other comprehensive loss	(115)	(1,040)
Accumulated deficit	(673,000)	(655,382)
Total stockholders' equity	593,461	605,477
Total liabilities and stockholders' equity	$688,694	$700,748

Gevo, Inc.
Condensed Consolidated Statements of Operations Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Total operating revenues	$4,060	$232
Operating expenses:
Cost of production	4,425	3,090
Depreciation and amortization	4,575	1,442
Research and development expense	1,198	1,192
General and administrative expense	10,761	9,367
Project development costs	2,959	1,096
Facility idling costs	999	—
Total operating expenses	24,917	16,187
Loss from operations	(20,857)	(15,955)
Other income (expense)
Interest expense	(539)	(2)
Investment income	3,067	252
Other income, net	711	32
Total other income, net	3,239	282
Net loss	$(17,618)	$(15,673)
Net loss per share - basic and diluted	$(0.07)	$(0.08)
Weighted-average number of common shares outstanding - basic and diluted	237,260,681	201,925,747

Gevo, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022

Net loss	$(17,618)	$(15,673)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities, net of tax	925	(973)
Comprehensive loss	$(16,693)	$(16,646)

Gevo, Inc.
Condensed Consolidated Statements of Stockholders’ Equity Information
(Unaudited, in thousands, except share amounts)

	Three Months Ended March 31, 2023 and 2022
	Common Stock		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	4,677	—	—	4,677
Stock-based awards and related share issuances, net	94,539	1	(1)	—	—	—
Other comprehensive income	—	—	—	925	—	925
Net loss	—	—	—	—	(17,618)	(17,618)
Balance, March 31, 2023	237,261,164	$2,373	$1,264,203	$(115)	$(673,000)	$593,461

Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock upon exercise of warrants	4,677	—	3	—	—	3
Non-cash stock-based compensation	—	—	4,044	—	—	4,044
Stock-based awards and related share issuances, net	(240,617)	(1)	(220)	—	—	(221)
Other comprehensive loss	—	—	—	(973)	—	(973)
Net loss	—	—	—	—	(15,673)	(15,673)
Balance, March 31, 2022	201,752,722	$2,019	$1,107,051	$(1,587)	$(573,048)	$534,435

Gevo, Inc.
Condensed Consolidated Cash Flow Information
(Unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net loss	$(17,618)	$(15,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,677	4,258
Depreciation and amortization	4,575	1,442
Amortization of marketable securities (discount) premium	(114)	1,150
Other noncash expense	234	139
Changes in operating assets and liabilities:
Accounts receivable	(379)	810
Inventories	1,650	16
Prepaid expenses and other current assets, deposits and other assets	(12,852)	(2,367)
Accounts payable, accrued expenses and non-current liabilities	381	(2,269)
Net cash used in operating activities	(19,446)	(12,494)
Investing Activities
Acquisitions of property, plant and equipment	(11,434)	(31,218)
Acquisition of patent portfolio	—	(10)
Proceeds from sale and maturity of marketable securities	135,550	71,082
Proceeds from sale of property, plant and equipment	67	—
Purchase of marketable securities	—	(31,993)
Net cash provided by investing activities	124,183	7,861
Financing Activities
Proceeds from exercise of warrants	—	3
Net settlement of common stock under stock plans	—	(220)
Payment of debt	(39)	(103)
Payment of finance lease liabilities	(23)	—
Net cash used in financing activities	(62)	(320)
Net increase (decrease) in cash and cash equivalents	104,675	(4,953)
Cash, cash equivalents and restricted cash at beginning of period	315,376	136,033
Cash, cash equivalents and restricted cash at end of period	$420,051	$131,080

Gevo, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,		Three Months Ended March 31,
	2023	2022	2023	2022
Non-GAAP Cash EBITDA:
Loss from operations	$(20,857)	$(15,955)	$(20,857)	$(15,955)
Depreciation and amortization	4,575	1,442	4,575	1,442
Stock-based compensation	4,677	4,258	4,677	4,258
Non-GAAP cash EBITDA	$(11,605)	$(10,255)	$(11,605)	$(10,255)
Investor Relations Contact
+1 303-883-1114
IR@gevo.com